Exhibit 99.1

FOR IMMEDIATE RELEASE

STARZ ANNOUNCES THIRD QUARTER 2016
EARNINGS RELEASE AND CONFERENCE CALL

Englewood, Colo. - September 27, 2016 - Starz (NASDAQ: STRZA, STRZB) announced today that it will release the company’s third quarter 2016 earnings results on Thursday, October 27, 2016 after the close of the market. The company will host an earnings conference call on October 27, 2016 at 5:00 PM ET during which its President and Chief Executive Officer Chris Albrecht and Chief Financial Officer Scott Macdonald will discuss the company's financial performance and strategy, and may discuss future opportunities.

Participants in the United States/Canada may join the event by calling ReadyTalk at (877) 395-6218 and other international participants may dial (281) 973-6124 with the passcode 83652679 at least 10 minutes prior to the call. Callers will need to be on a touch-tone telephone to ask questions. The conference administrator will provide instructions on how to participate during the question and answer session.

Replays of the conference call can be accessed through November 26, 2016 at 8:00 PM ET, by dialing (855) 859-2056 or (404) 537-3406 plus the passcode 83652679.

In addition, the third quarter 2016 earnings conference call will be broadcast live via the Internet. All interested participants should visit the Starz investor website at http://ir.starz.com/events.cfm to register for the webcast. Links to the press release and replays of the call will also be available on the Starz investor website. The conference call and related materials will be archived on the website for one year.

About Starz
Starz (NASDAQ: STRZA, STRZB) is a leading integrated global media and entertainment company with operating units that provide premium subscription video programming on domestic U.S. pay television networks (Starz Networks) and global content distribution (Starz Distribution), www.starz.com. The Starz Networks operating unit is home to the flagship STARZ® brand with 24.2 million subscribers in the United States as of June 30, 2016, with the STARZ ENCORESM network at 31.8 million subscribers. Through STARZ, the company provides high quality, entertaining premium subscription video programming with 17 premium pay TV channels and associated on-demand and online services. STARZ is sold through U.S. multichannel video distributors, including cable operators, satellite television providers, telecommunications companies, and other online and digital platforms. Starz offers subscribers more than 5,000 distinct premium television episodes and feature films every year and up to 1,500 every month, including STARZ Original series, first-run movies and other popular movie and television programming. The Starz Distribution operating unit is home to the Anchor Bay Entertainment, Starz Digital, and Starz Worldwide Distribution divisions. In addition to STARZ Original series, Starz Distribution develops, produces and acquires movies, television and other entertainment content for worldwide home video, digital, and television licensing and sales.

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Contact:

Courtnee Chun
Starz Investor Relations
(720) 875-5420
courtnee.chun@starz.com

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